Pricing Supplement dated November 6, 2007 (To Prospectus dated November 16, 2006 and Prospectus Supplement dated November 16, 2006)	Rule 424(b)(2) File No. 333-138755 Cusip No. 88319QL84

Textron Financial Corporation

Medium-Term Notes, Series F

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corp.

Medium-Term Notes, Series F-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Fixed Rate

Issuer: Textron Financial Corporation

Principal Amount: $50,000,000	Interest Rate: 5.125% per annum
Issue Price: 100.433%	Original Issue Date : November 9, 2007
Agent's Discount or Commission: $102,500.00	Stated Maturity Date: November 1, 2010
Net Proceeds to Issuer * : $50,170,944.44

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered:	Maximum Aggregate Offering Price (1):	Amount of Registration Fee
Medium-Term Notes, Series F due November 1, 2010	$ 50,000,000	$1,535.00
TOTAL		$1,535.00
___________
(1) Excludes accrued interest, if any.

Interest Payment Dates: ☐ March 15th and September 15th ☒ Other: May 1 and November 1

Regular Record Dates

(if other than the last day of February and August):	April 16 and October 17

Redemption:

☒ The Notes cannot be redeemed prior to the Stated Maturity Date.
☐ The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒ The Notes cannot be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
☐ The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price: % Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:

Agent:

☒   Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

☐    Banc of America Securities LLC

☐    Barclays Capital Inc.

☐    Citigroup Global Markets Inc.

☐    Credit Suisse First Boston LLC

☐    Deutsche Bank Securities Inc.

☐ HSBC Securities (USA) Inc. ☐ J.P. Morgan Securities Inc. ☐ Tokyo-Mitsubishi International plc ☐ UBS Securities LLC ☐ Wachovia Capital Markets, LLC ☐ Other: _____________________________

Agent acting in the capacity as indicated below:

☐ Agent ☒ Principal

If as Principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☒ The Notes are being offered at a fixed initial public offering price of __100.433_% of the Principal Amount.

If as Agent:

The Notes are being offered at a Variable Price.

Other Provisions:

The notes offered by this pricing supplement form a part of the same series as, and are fungible with, our outstanding notes due November 1, 2010 that were traded on October 29, 2007. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $450,000,000.

*The Net Proceeds to Issuer includes $56,944.44 of accrued interest. Interest will be paid from November 1, 2007.

Terms are not completed for certain items above because such items are not applicable.